SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                ANB CORPORATION
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ] Check box if any part of the fee is offset as provided by Exchange Act
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

                                 ANB CORPORATION
                             120 WEST CHARLES STREET
                              MUNCIE, INDIANA 47305
                                 (765) 747-7575



                                     NOTICE
                                       OF
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 27, 1999


     The Annual Meeting of Shareholders of ANB Corporation will be held at the Horizon Convention Center, 401 South High Street, Muncie, Indiana on April 27, 1999 at 4:00 p.m., local time, for the following purposes:

     (1)   To elect three Directors to serve terms which will expire in 2002;
           and,

     (2) To transact any other business as may properly come before the meeting.

     Only holders of Common Stock of record at the close of business on March 12, 1999 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

     A Proxy Statement appears on the following pages.

                                           By Order of the Board of Directors



                                           /S/ James W. Convy
                                           -----------------------------------
                                           James W. Convy, Corporate Secretary



March 25, 1999
Muncie, Indiana



                   IMPORTANT-PLEASE MAIL YOUR PROXY PROMPTLY

    IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT THE MEETING, YOU ARE
       URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE
        PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                ANB CORPORATION
                            120 WEST CHARLES STREET
                             MUNCIE, INDIANA 47305
                                 (765) 747-7575


                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of ANB Corporation to be held on April 27, 1999 at 4:00 p.m., local time, in the Horizon Convention Center, 401 South High Street, Muncie, Indiana, and at any and all adjournments of such meeting. A Notice of Annual Meeting and Form of Proxy accompany this Proxy Statement. The approximate date on which this Proxy Statement and Form of Proxy for the 1999 Annual Meeting of Shareholders is first being sent or given to shareholders is March 25, 1999.

     ANB Corporation (the "Company") is a multibank holding company which owns one hundred percent (100%) of the outstanding stock of American National Bank and Trust Company of Muncie ("American National"), American National Trust And Investment Management Company ("American National Trust") and Peoples Loan and Trust Bank ("Peoples"). American National owns one hundred percent (100%) of the outstanding stock of ANB Financial Planning Services. American National Trust owns fifteen percent (15%) of the outstanding stock of Indiana Trust & Investment Management Company.

     Any shareholder giving a proxy has the right to revoke it at any time before such proxy is exercised (i) by written notice delivered to James W. Convy, Secretary of the Company, 120 West Charles Street, Muncie, Indiana 47305,
(ii) in person at the meeting, or (iii) by duly executing a proxy bearing a later date. All proxies will be voted in accordance with the directions of the shareholder and, to the extent no directions are given, will be voted FOR Item 1 set forth on the accompanying Notice. If any other matters should properly come before the meeting, it is intended that the proxies will be voted, with respect to these matters, in accordance with the recommendations of the Board of Directors. Except with respect to procedural matters incident to the conduct of the meeting, management of the Company is not aware of any additional matters that may properly come before the Annual Meeting.

     The Company will bear the entire cost of soliciting proxies in the enclosed form. Solicitation will be by mail, and Directors and officers of the Company and its subsidiaries may solicit proxies personally or by telephone, facsimile or other written means of communication. Such persons will not be specially compensated for such services.



                               VOTING SECURITIES

     Only shareholders of record at the close of business on March 12, 1999 will be eligible to vote at the Annual Meeting or at any adjournment thereof.

     The voting securities of the Company entitled to be voted at the Annual Meeting consist only of Common Stock, of which 4,571,107 shares were issued and outstanding on the record date of March 12, 1999. The Company has no other class of stock that is outstanding. Each shareholder of record on the record date will be entitled to one vote for each share registered in the shareholder's name. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Shares voting, abstaining or withholding authority to vote on any issue will be counted as present for purposes of determining a quorum. The election of Directors will be determined by a plurality of the votes cast. Action on any other matters to come before the meeting must be approved by an affirmative vote of a majority of the shares present in person or by proxy. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes.

     Where authorized by law or the governing instrument, shares of the Company's Common Stock held by American National Trust in regular, nominee and street name accounts will be voted for the election of the three named nominees for Director.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table presents certain information with respect to those persons who are known by the Company to have been the beneficial owners of more than five percent (5%) of the Company's Common Stock as of March 12, 1999:

                                          AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER     BENEFICIAL OWNERSHIP (1)   PERCENT OF CLASS
------------------------------------     ------------------------   ----------------
John W. and Janice B. Fisher (2)                 364,279                  7.97
P.O. Box 832
Burlington Drive
Muncie, Indiana 47308

     (1) The information contained in this column is based upon shareholder records of the Company and information furnished to the Company by the shareholders named above.

     (2) Mr. Fisher holds 256,979 shares (5.62%) and Mrs. Fisher holds 107,300 shares (2.35%). Mr. and Mrs. Fisher each disclaim beneficial ownership of the shares held by the other.


                         ITEM 1 - ELECTION OF DIRECTORS

     The first item of business to be acted upon at the Annual Meeting of Shareholders is the election of three Directors. The Articles of Incorporation of the Company provide that the Board of Directors shall consist of three classes of Directors, each class as nearly equal in number as possible. One class of Directors is to be elected each year with terms extending to the third succeeding Annual Meeting after such election.

     The nominees for election as Director are nominated to serve for terms to expire in 2002. Each nominee is currently a Director of the Company whose current term as a Director will expire in 1999. The following information is provided concerning the nominees:


                      NOMINEES FOR TERMS TO EXPIRE IN 2002

                                 PRINCIPAL OCCUPATION                         SERVED AS DIRECTOR
NAME                    AGE      DURING PAST 5 YEARS                          CONTINUOUSLY SINCE
----                    ---      ---------------------                        ------------------
Madelyn K. Ferris       43       Senior Vice President, Paws Incorporated            1996

R. David Hoover         53       Vice-Chairman, Chief Financial Officer              1993
                                 and Director, Ball Corporation;
                                 Director, Datum, Inc.

Donald A. Ross          55       President, A.L. Ross & Sons, Inc.                   1985


     THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES. It is intended that the proxies given to the person named in the accompanying Form of Proxy will, unless otherwise indicated therein, be voted for the election of the nominees named above. Although management has no reason to believe that any nominee will be unable to serve, in the event any nominee should become unavailable for election, and unless the Board of Directors reduces the size of the Board to a number which would be equal to the number of nominees who are able and willing to serve, the proxy will be voted for a substitute who will be designated by the Board of Directors.

OTHER INCUMBENT MEMBERS OF THE BOARD OF DIRECTORS

     The following is provided concerning incumbent Directors whose terms expire at the Annual Meetings in 2000 and 2001:

                                        PRINCIPAL OCCUPATION                     SERVED AS DIRECTOR      TERM
NAME                          AGE       DURING PAST 5 YEARS                      CONTINUOUSLY SINCE     EXPIRES
----                          ---       --------------------                     ------------------     -------
Ben E. Delk                   53        President, Standt's Fine Jewelry                1985              2001

William L. Peterson           69        Chairman of the Board and                       1985              2000
                                        Director, Alltrista Corporation
James R. Schrecongost         53        Vice-Chairman, President and                    1985              2000
                                        Chief Executive Officer, the Company;
                                        Vice-Chairman and Chief Executive
                                        Officer, American National
Kelly N. Stanley              55        President and Chief Executive Officer,          1986              2001
                                        Ontario Corporation
Chris L. Talley               53        President and Chief Executive Officer,          1994              2000
                                        Peoples
Leon V. Towne                 68        Management Advisor and Consultant               1985              2001

EXECUTIVE OFFICERS

     The Executive Officers of the Company, who consist of James R. Schrecongost, Chris L. Talley, Paul L. Sehnert, Jr., Jerome J. Gassen and Larry
E. Thomas, hold office for a term of one year or until their respective successors are duly elected and qualified. The Company has entered into employment agreements with the Executive Officers. See "EXECUTIVE COMPENSATION - Employment Contracts and Change in Control Arrangements." Mr. Schrecongost has served as president and chief executive officer of the Company since 1987. He served as president and chief executive officer of American National from 1987 to March 3, 1997, and is currently vice-chairman and chief executive officer of American National. Mr. Talley has served as president and chief executive officer of Peoples since 1984. Mr. Sehnert, age 50, has served as president and chief executive officer of American National Trust since 1990. Mr. Gassen, age 49, was elected president and chief operating officer of American National effective March 3, 1997. During the five-year period prior to being elected president and chief operating officer of American National, Mr. Gassen served as president, chief executive officer and chairman of the board of directors of Firstar Bank Ottumwa (a wholly owned subsidiary of Firstar Corporation of Iowa). He also served in various other capacities assigned to him from time to time, such as market president and regional administrative officer, for Firstar Corporation of Iowa. Mr. Thomas, age 57, has served as treasurer and chief financial officer of the Company since 1992.



BOARD MEETINGS AND COMMITTEES

     The Executive/Strategic Planning/Nominating Committee (the "Executive Committee"), created during 1995, has as one of its responsibilities the nomination of individuals for the office of Director of the Company. The Executive Committee did not meet in 1998. Individuals nominated for election in 1999 were nominated by the Board of Directors as a whole on February 15, 1999. During the 1998-1999 board year, the Executive Committee consisted of the following members of the Board: Messrs. Stanley (Chairman), Delk, Hoover, Peterson, Ross, Schrecongost, Towne and Mrs. Ferris. Under the Company's By-Laws, nominations other than those made by or on behalf of existing management of the Company must be made in writing and delivered or mailed to the President of the Company not less than ten days nor more than fifty days prior to any meeting of shareholders called for the election of Directors. Notification must contain the following information to the extent known by the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the name and resident address of the notifying shareholder; and (d) the number of shares of capital stock of the Company owned by the notifying shareholder.

     Nominations not made in accordance with these provisions may be disregarded by the Chairman of the meeting and, upon his instructions, the vote tellers may disregard all votes cast for such nominee.

     The Audit Committee oversees and appraises the quality and conduct of the audit program of the Company. The Audit Committee meets quarterly and met four times in 1998. During the 1998-1999 board year, the Audit Committee consisted of the following members of the Board: Messrs. Towne (Chairman), Hoover, Peterson, Ross, Stanley, and Mrs. Ferris.

     The Compensation/Pension/Benefits Committee (the "Compensation Committee"), among its other responsibilities, overviews the compensation of the officers of the Company and of subsidiary banks. The Compensation Committee meets on call and met three times in 1998. During the 1998-1999 board year, the Compensation Committee consisted of the following members of the Board: Messrs. Hoover (Chairman), Delk, Peterson, Ross, Stanley and Towne.

     The Board of Directors met nine times in 1998. All Directors attended at least seventy-five percent (75%) of the aggregate of the total number of meetings of the Board of Directors and the total number of the meetings held by all committees of the Board upon which each served during this period.



SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth as of March 12, 1999 the total number of shares of Company Common Stock beneficially owned by each Director of the Company and by all Directors and Executive Officers as a group. The number of shares shown as being beneficially owned by each Director are those over which he/she has sole or shared voting or investment power.

NAME OF BENEFICIAL OWNER       SHARES BENEFICIALLY OWNED (1)  PERCENT OF CLASS
------------------------       -----------------------------  ----------------
Ben E. Delk                             29,391     (2)            0.64

Madelyn K. Ferris                        3,154     (3)            0.07

Jerome J. Gassen                         3,096     (4)            0.07

R. David Hoover                          7,500     (5)            0.16

William L. Peterson                     23,816     (6)            0.52

Donald A. Ross                          15,253     (7)            0.33

James R. Schrecongost                  102,419    (8)             2.20

Paul L. Sehnert, Jr                     34,413     (9)            0.75

Kelly N. Stanley                        16,354    (10)            0.36

Chris L. Talley                         15,260    (11)            0.33

Larry E. Thomas                         56,211    (12)            1.23

Leon V. Towne                           24,100    (13)            0.53

All Directors and Executive Officers
as a group (12 individuals)            330,967                    7.00

     (1) The information contained in this column is based upon shareholder records of the Company and information furnished to the Company by the individuals identified.

     (2) Includes 6,000 shares that Mr. Delk has the right to acquire through the exercise of stock options granted under the ANB Corporation 1996 Directors' Stock Option Plan.

     (3) Includes 3,000 shares that Mrs. Ferris has the right to acquire through the exercise of stock options granted under the ANB Corporation 1996 Directors' Stock Option Plan.

     (4) Includes 2,750 shares that Mr. Gassen has the right to acquire through the exercise of stock options granted under the ANB Corporation 1995 Stock Option Plan.

     (5) Includes 6,000 shares that Mr. Hoover has the right to acquire through the exercise of stock options granted under the ANB Corporation 1996 Directors' Stock Option Plan. Also includes 260 shares held by his spouse, Suzanne A. Hoover, in which he disclaims beneficial ownership.

     (6) Includes 6,000 shares that Mr. Peterson has the right to acquire through the exercise of stock options granted under the ANB Corporation 1996 Directors' Stock Option Plan. Also includes 7,536 shares held by his spouse, Jane Peterson, in which he disclaims beneficial ownership.

     (7) Includes 6,000 shares that Mr. Ross has the right to acquire through the exercise of stock options granted under the ANB Corporation 1996 Directors' Stock Option Plan. Also includes 2,986 shares held by his spouse, Trula A. Ross.

     (8) Includes 78,250 shares that Mr. Schrecongost has the right to acquire through the exercise of stock options granted under the ANB Corporation Stock Option Plan and the ANB Corporation 1995 Stock Option Plan. Also includes 484 shares held by his spouse, Cathy R. Schrecongost.

     (9) Includes 28,800 shares that Mr. Sehnert has the right to acquire through the exercise of stock options granted under the ANB Corporation Stock Option Plan and the ANB Corporation 1995 Stock Option Plan.

    (10) Includes 6,000 shares that Mr. Stanley has the right to acquire through the exercise of stock options granted under the ANB Corporation 1996 Directors' Stock Option Plan. Also includes 120 shares held by his spouse, Donna M. Stanley, in which he disclaims beneficial ownership.

    (11) Includes 3,875 shares that Mr. Talley has the right to acquire through the exercise of stock options granted under the ANB Corporation Stock Option Plan and the ANB Corporation 1995 Stock Option Plan.

    (12) Includes 10,500 shares that Mr. Thomas has the right to acquire through the exercise of stock options granted under the ANB Corporation Stock Option Plan and the ANB Corporation 1995 Stock Option Plan.

    (13) Includes 3,000 shares that Mr. Towne has the right to acquire through the exercise of stock options granted under the ANB Corporation 1996 Directors' Stock Option Plan. Also includes 5,300 shares held by his spouse, Helen L. Towne, in which he disclaims beneficial ownership.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Company Common Stock and other equity securities of the Company. Officers, Directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the best knowledge of the Company, during the fiscal year ended December 31, 1998, all statements of beneficial ownership required to be filed with the SEC were timely filed with the exception of one late filing, which reported one transaction, submitted by Mr. Talley.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Directors and Executive Officers of the Company and their associates are customers of, and have had transactions with, the Company or its subsidiary banks from time to time in the ordinary course of business. Similar transactions may be expected to take place in the ordinary course of business in the future. Such transactions have been and will continue to be made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons. Such transactions did not and will not involve more than the normal risk of collectibility or present other unfavorable features. There are no arrangements or understandings between any of the Directors, Executive Officers or any other persons pursuant to which any of the Company's Directors or Executive Officers have been selected for their respective positions.

COMPENSATION OF DIRECTORS

     Except as set forth below, during 1998, non-employee Directors of the Company received an annual retainer of $5,000 and were also compensated at the rate of $450 per board meeting attended and $300 per committee meeting attended. Committee chairmen received $350 for each meeting attended. Effective January 1, 1999, the annual retainer for non-employee Directors of the Company was increased to $6,000, payable in equal quarterly installments. Directors of the Company who are also employees of the Company or its subsidiaries receive no additional compensation as Directors of the Company or its subsidiaries.

     Mr. Stanley, the Chairman of the Board of the Company, received an annual fee of $18,000 in 1998. He also received standard board or committee meeting fees for each board or committee meeting he attended in excess of eight during the year. Effective January 1, 1999, the Chairman's retainer was increased to $20,000, payable in equal monthly installments.

     Mr. Ross, who is Chairman of the Board of American National, in addition to being a Director of the Company, received an annual fee of $15,000 from American National. He also received the standard board meeting fee for his attendance at any special meetings of the Company's Board of Directors. Effective January 1, 1999, the annual retainer for Mr. Ross, in his role as Chairman of the Board of American National, was increased to $16,000, payable in equal monthly installments. In 1999, Mr. Ross will again receive the standard board meeting fee for his attendance at any special meetings of the Company's Board of Directors.

     Mr. Delk, who is a Director of the Company and of American National, receives fees as a Director of American National and for his attendance at any special meetings of the Company's Board of Directors. During 1998, non-employee Directors of American National received an annual retainer of $3,300 and were compensated at the rate of $400 per board meeting attended and $300 per committee meeting attended. Effective January 1, 1999, the annual retainer for non-employee Directors of American National was increased to $4,000, payable in equal quarterly installments.

     On May 1, 1998, each Director who then held office as a Director was granted the right under the ANBCorporation 1996 Directors' Stock Option Plan ("Directors' Plan") to acquire 4,000 shares of the Company's Common Stock at $28.75 per share. Under the terms of the Directors' Plan, each Director in office is granted an option to purchase four thousand (4,000) shares of Common Stock of the Company on the first day of the month following the month in which the Annual Meeting of Shareholders of the Company is held. The price to be paid upon exercise of these options will be no less than the mean between the reported closing bid and ask price for shares of Common Stock of the Company as quoted by NASDAQ on the date the option is granted. The Directors' Plan received shareholder approval in April 1996.



                             EXECUTIVE COMPENSATION

     Decisions on compensation of the Company's Executive Officers are made by the Compensation Committee of the Board. Each member of the Compensation Committee is a non-employee director. All decisions by the Compensation Committee relating to the compensation of the Company's Executive Officers are reviewed by the full Board, except for decisions about awards under the Company's stock-based compensation plan, which are made solely by the Compensation Committee in order for the grants under such plan to satisfy Securities Exchange Act Rule 16b-3. As required by regulations of the Securities and Exchange Commission, set forth below is a report submitted by Messrs. Hoover, Delk, Peterson, Ross, Stanley and Towne in their capacity as the Board's Compensation Committee during 1998, addressing the Company's compensation policies for 1998 as they affected the Company's Executive Officers.



COMPENSATION COMMITTEE REPORT

     COMPENSATION POLICIES TOWARD OFFICERS. The Compensation Committee's officer compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual performance goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified officers. The salary portions of the Executive Officers' compensation are intended to be consistent with others' in the Company's industry, but overall compensation is also impacted by programs contingent upon the Company's performance. All officers of the Company's subsidiaries are eligible as participants in the Company's Incentive Bonus Plan, but typically receive a larger percentage of their compensation in the form of salary than do the Executive Officers. As a result of tying executive compensation to corporate performance, in any particular year the Company's or its subsidiaries' officers may be paid more than the average salary of officers in comparable positions with the Company's competitors, depending upon the Company's performance.

     The Compensation Committee also endorses the position that stock ownership by management is beneficial in aligning managements' and shareholders' interest in the enhancement of shareholder value. Thus, the Compensation Committee also utilizes stock ownership elements in designing the compensation packages of the Company's and its subsidiaries' officers.

     BASE SALARY. The salary portion of total compensation for all employees of the Company and its subsidiaries is structured so that an employee who meets certain objective performance criteria (which are established jointly by the employee and his or her supervisor at the beginning of the year) will typically receive a salary in the following year generally comparable to the average salary range paid to other employees with similar responsibilities in other financial institutions of similar size located in Indiana and the Midwest, as reported by independent surveys (the "Average Salary"). Employees who fail to meet the objective performance criteria discussed above will typically receive a salary in the following year in an amount less than the Average Salary. The Compensation Committee believes that determining salaries in this manner enables the Company to attract and retain qualified employees by paying competitive salaries which are impacted by personal performance.

     ANNUAL INCENTIVE COMPENSATION. The Incentive Bonus Plan of the Company ("Bonus Plan") is structured so that employees of the Company and its subsidiaries will receive a bonus equal to a specified percentage of their salary if the Company achieves a certain level of net operating income (as adjusted per the Bonus Plan).

     The Bonus Plan requires that each subsidiary of the Company recommend a "target level" and minimum/maximum range for net operating income (as adjusted) for the ensuing year based upon annual performance goals, which level and range must be approved by the Compensation Committee of the Company and by the board of directors of the subsidiary. The sum of the "target levels" of the subsidiaries comprises the "target level" under the Bonus Plan of the Company. If the subsidiaries achieve an aggregate level of net operating income (as adjusted) which is within the minimum/maximum range defined by the Bonus Plan, each employee receives a bonus based upon the level of net operating income (as adjusted) attained.

     The amount of bonus paid, which is determined as a percentage of salary, is dependent upon the amount by which the Company exceeds or fails to attain the target levels for net operating income (as adjusted). If the exact target levels are attained, employees receive a specified percentage of salary as bonus ("Bonus Percentage"), the highest Bonus Percentage being thirty percent (30%) which is the Bonus Percentage for Mr. Schrecongost. If the highest amount of the target range (or greater) is attained, all employees will receive twice the amount of Bonus Percentage received at the target level, e.g., Mr. Schrecongost would receive a bonus equal to sixty percent (60%) of his salary. At the minimum of the target range or lower, employees, including Mr. Schrecongost, receive no bonus. If the Company attains other levels of performance within the target range, employees receive a bonus determined by adjusting the Bonus Percentage proportionally to the amount by which the target levels are, or are not, attained. The bonus for Mr. Thomas is determined in the same manner as that determined for Mr. Schrecongost pursuant to the Bonus Plan of the Company. Under the American National Incentive Bonus Plan, Mr. Gassen (who does not participate in the Bonus Plan of the Company) receives a bonus determined in the same manner as that determined for Mr. Schrecongost pursuant to the Bonus Plan of the Company. Under the Peoples Incentive Bonus Plan, Mr. Talley (who does not participate in the Bonus Plan of the Company) receives a bonus determined in the same manner as that determined for Mr. Schrecongost pursuant to the Bonus Plan of the Company. Under the American National Trust Incentive Bonus Plan, Mr. Sehnert (who does not participate in the Bonus Plan of the Company) receives a bonus determined in the same manner as that determined for Mr. Schrecongost pursuant to the Bonus Plan of the Company.

     STOCK OPTION PLANS. The long-term incentive component of the Executive Officers' 1998 compensation was provided pursuant to the ANB Corporation Stock Option Plan ("Stock Option Plan") and ANB Corporation 1995 Stock Option Plan ("1995 Stock Option Plan"), which were approved by the shareholders of the Company in 1990 and 1995, respectively. These stock option plans permit the Compensation Committee to grant stock options to key employees of the Company. Awards of stock options under the Stock Option Plan and 1995 Stock Option Plan are designed to provide a direct link between the long-term interests of the Company's officers and its shareholders and assist in the retention of officers. (See the table under "Executive Compensation - Option Grants In Last Fiscal Year" indicating sample potential future values of such options assuming various rates of growth in the Company's stock price and a discussion of the material terms of the Stock Option Plan and 1995 Stock Option Plan.)

     LIFE INSURANCE PLAN. In 1993, the Company approved a split-dollar life insurance program for certain officers and other key employees of the Company and its subsidiaries. Under the program, the employee is covered by a whole life insurance policy, with current compensation the equivalent of term insurance premiums. The remainder of the premium is paid by the Company, which will recover its premium costs after fifteen years, or out of proceeds from the insurance in the event of the employee's death prior to this period. The employee is the owner of the policy and the cash value in excess of Company premiums.

     OTHER COMPENSATION PLANS. At various times in the past the Company has adopted certain broad-based employee benefit plans in which the Executive Officers are permitted to participate on the same terms as other employees of the Company and its subsidiaries who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans.

     So as to further align employees' and shareholders' long term financial interests, the Company maintains an employee stock purchase plan ("Stock Investment Plan") in which eligible employees may voluntarily participate by redirecting a portion of their salary toward the purchase of Common Stock of the Company. In 1998, the maximum amount an employee could redirect for stock purchase under the Stock Investment Plan was $200 per month. Effective January 1999, the maximum was increased to $300 per month. Each subsidiary makes a contribution to the Stock Investment Plan equal to twenty percent (20%) of the amount contributed by participating employees. The Company also maintains the ANB Corporation Savings and Incentive Plan ("Savings Plan") in which all eligible employees can make salary savings contributions to the Savings Plan on a pre-tax basis of from two percent (2%) to fifteen percent (15%) of the employee's total compensation (as defined). The Company may make a discretionary matching contribution, which, during 1998, equaled fifty percent (50%) of the first four percent (4%) of an employee's compensation. Effective January 1999, the discretionary matching contribution was increased to seventy-five percent (75%) of the first four percent (4%) of an employee's compensation. The Company believes that the Stock Investment Plan and the Savings Plan are effective means of attracting and assisting in the retention of qualified employees.

     The Company also maintains the ANB Corporation Supplemental Executive Retirement Plan ("Supplemental Plan") which is designed to provide benefits that
(i) would be accrued by a participant but may not be paid under the ANB Corporation Employees' Pension Plan ("Pension Plan") or the Savings Plan because of the limitations imposed by Section 415 of the Internal Revenue Code ("Code"), and (ii) would have accrued under the Pension Plan and/or the Savings Plan but for the limitation of Code Section 401(a)(17).

     BENEFITS. The Company provides medical and pension benefits to the Executive Officers that are generally available to employees of the Company and its subsidiaries. The amount of perquisites, as determined in accordance with the rules of the SEC relating to executive compensation, did not exceed ten percent (10%) of the salaries and bonuses of the individual Executive Officers.

     MR. SCHRECONGOST'S 1998 COMPENSATION. Regulations of the SEC require the Compensation Committee to disclose its basis for compensation reported for Mr. Schrecongost in 1998. Mr. Schrecongost's salary and bonus are determined in the manner discussed on previous pages of this document. During 1998, the Compensation Committee granted Mr. Schrecongost options for 7,500 shares under the 1995 Stock Option Plan. The Compensation Committee believes that this grant epitomizes its compensation policies by encouraging long-term performance and promoting management retention while further aligning shareholders' and managements' interests in the performance of the Company's Common Stock.

                                      SUBMITTED BY THE COMPENSATION
                                      COMMITTEE OF THE COMPANY'S BOARD
                                      OF DIRECTORS

                                      R. David Hoover, Chairman
                                      Ben E. Delk
                                      William L. Peterson
                                      Donald A. Ross
                                      Kelly N. Stanley
                                      Leon V. Towne

SUMMARY COMPENSATION TABLE

     The following table sets forth for the fiscal years ended December 31, 1998, 1997 and 1996, the cash compensation paid by the Company, as well as certain other compensation paid or awarded during those years, to Messrs. Schrecongost, Gassen, Sehnert, Talley and Thomas. Although other officers of the Company received an annual salary and bonus exceeding $100,000, in the aggregate, during the fiscal year ended December 31, 1998, such officers were not considered Executive Officers of the Company.

                                                                             LONG-TERM
                                                             ANNUAL         COMPENSATION
                                                          COMPENSATION         AWARDS
------------------------------------------------------------------------------------------------------
                                                                                           ALL OTHER
NAME AND                                               SALARY       BONUS      OPTIONS   COMPENSATION
PRINCIPAL POSITION                           YEAR        ($)       (1) ($)       (#)      (2) (3) ($)
------------------------------------------------------------------------------------------------------
James R. Schrecongost                        1998     $242,000    $ 57,354      7,500      $ 44,930
    Vice-Chairman, President and Chief       1997      230,000      88,320     15,000        41,014
    Executive Officer                        1996      221,000      62,433      6,000        40,932
    ANB Corporation

Jerome J. Gassen (4)                         1998     $150,000    $ 13,275      3,500      $  6,340
    President and Chief Operating Officer    1997      115,769      31,258      8,000             0
    American National

Paul L. Sehnert, Jr                          1998     $160,000    $ 32,880      3,500      $  9,947
    President and Chief Executive Officer    1997      150,000      39,600      5,000         9,159
    American National Trust                  1996      131,500      20,711      4,500        10,649

Chris L. Talley                              1998     $120,000    $ 15,840      3,500      $  2,888
    President and Chief Executive Officer    1997      112,000           0      5,000         2,864
    Peoples                                  1996      100,000      24,300      4,500         2,575

Larry E. Thomas                              1998     $ 95,000    $  7,505          0  (5) $  8,409
    Treasurer and Chief Financial Officer    1997       86,539      11,077      3,000         8,919
    ANB Corporation                          1996       83,366       9,604      2,500         9,498
------------------------------------------------------------------------------------------------------

     (1) The bonus amounts are payable pursuant to the Company's Incentive Bonus Plan as described in the "Board Compensation Committee Report on Executive Compensation."

     (2) While officers enjoy certain perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus and are not required to be disclosed by applicable rules of the Securities and Exchange Commission.

     (3) These amounts represent (a) Company contributions under the Company's Savings and Incentive Plan, (b) Company contributions under the Company's Stock Investment Plan, (c) the value of life insurance benefits under the Company's Life Insurance Program, and (d) Company contributions under the Supplemental Plan, as described in the "Board Compensation Committee Report on Executive Compensation."

           Company contributions under the Savings and Incentive Plan accrued during fiscal 1998 were as follows: $3,200 to Mr. Schrecongost, $1,505 to Mr. Gassen, $3,200 to Mr. Sehnert, $2,410 to Mr. Talley and $2,024 to Mr. Thomas.

           Company contributions under the Stock Investment Plan accrued during fiscal 1998 were as follows: $478 to Mr. Schrecongost, $405 to Mr. Gassen, $478 to Mr. Sehnert, $478 to Mr. Talley, and $478 to Mr. Thomas.

           The value of term life insurance and Company paid premiums under the Company's Life Insurance Program during 1998 was $8,513 for Mr. Schrecongost, $4,430 for Mr. Gassen, $6,269 for Mr. Sehnert, and $5,907 for Mr. Thomas.

           The Company contribution under the Supplemental Plan accrued during fiscal 1998 was $27,650 for Mr. Schrecongost.

           Also included for Mr. Schrecongost is the amount of $5,089, which represents the premium paid by the Company in 1998 on a Supplemental Disability Income Insurance Plan which is designed to provide income replacement for Mr. Schrecongost in the event of a disability, as defined by the Plan.

     (4) Mr. Gassen was elected president and chief operating officer of American National on March 3, 1997. As such, the amount reported as salary for 1997 reflects the salary Mr. Gassen actually received during such year.

     (5) Mr. Thomas did not receive a stock option grant in 1998. He did, however, receive a grant of 3,000 shares on February 15, 1999.



STOCK OPTION PLANS

     The Company currently sponsors for its employees the ANB Corporation Stock Option Plan ("Stock Option Plan") and the ANB Corporation 1995 Stock Option Plan ("1995 Stock Option Plan"). Both of these plans provide key employees of the Company and its subsidiaries selected by the Compensation Committee and who are materially responsible for the management or operation of the business of the Company or the subsidiary an opportunity to acquire Common Stock of the Company, thus providing a long-term incentive for these employees to enhance shareholder value and encouraging such employees to make a career commitment to the Company. The Stock Option Plan received shareholder approval in March 1990 and the 1995 Stock Option Plan received shareholder approval in April 1995.



                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides details regarding stock options granted to Messrs. Schrecongost, Gassen, Sehnert and Talley in 1998. In addition, in accordance with rules of the Securities and Exchange Commission, there are shown the hypothetical gains or "option spreads" that would exist for respective options. These gains are based on assumed rates of annual compound stock price appreciation of five percent (5%) and ten percent (10%) from the date the options were granted over the full option term. Mr. Thomas did not receive a stock option grant in 1998.

                                                                                      POTENTIAL REALIZABLE
                                                                                     VALUE AT ASSUMED ANNUAL
                                                                                   RATES OF STOCK APPRECIATION
                                               INDIVIDUAL GRANTS                        FOR OPTION TERM (1)
---------------------------------------------------------------------------------------------------------------
                          NUMBER OF  PERCENT
                           SHARES    OF TOTAL             MARKET
                         UNDERLYING   OPTIONS    EXERCISE  PRICE
                           OPTIONS  GRANTED IN   OR BASE  ON DATE     EXPIRATION
                           GRANTED  FISCAL YEAR   PRICE   OF GRANT       DATE           0%      5%       10%
NAME                         (#)        (%)       ($/SH)   ($/SH)     (MM/DD/YY)       ($)     ($)       ($)
---------------------------------------------------------------------------------------------------------------
James R. Schrecongost       7,500     16.48%      24.0625  24.0625     12/21/08         0    113,496   287,621
Jerome J. Gassen            3,500      7.69%      24.0625  24.0625     12/21/08         0     52,965   134,223
Paul L. Sehnert, Jr         3,500      7.69%      24.0625  24.0625     12/21/08         0     52,965   134,223
Chris L. Talley             3,500      7.69%      24.0625  24.0625     12/21/08         0     52,965   134,223
---------------------------------------------------------------------------------------------------------------

     (1) Gains are reported net of the option exercise price, but before any effect of taxes. In assessing these values, it should be kept in mind that no matter what value is placed on a stock option on the date of grant, its ultimate value will be dependent on the market value of the Company's stock at a future date, and that value would depend on the efforts of such executive to foster the future success of the Company for the benefit of all shareholders. The amounts reflected in this table may not necessarily be achieved.



                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION VALUES TABLE

     The following table shows the number of shares acquired on exercise and shares covered by both exercisable and non-exercisable stock options by Messrs. Schrecongost, Gassen, Sehnert, Talley and Thomas as of December 31, 1998. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the closing bid price of the Company's Common Stock at December 31, 1998.

                                                      NUMBER OF SHARES UNDERLYING     VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                              SHARES                       AT FISCAL YEAR END          AT FISCAL YEAR END
                             ACQUIRED       VALUE                 (#)                          ($)
                            ON EXERCISE    REALIZED   -------------------------------------------------------
NAME                            (#)          ($)       EXERCISABLE  UNEXERCISABLE   EXERCISABLE UNEXERCISABLE
-------------------------------------------------------------------------------------------------------------
James R. Schrecongost          3,000       $ 69,188       78,250        24,750       $1,095,438    $ 35,813

Jerome J. Gassen                 -0-          NA           2,000         9,500       $    3,937    $ 11,813

Paul L. Sehnert, Jr            1,750       $ 39,703       31,300        11,000       $  409,850    $ 20,531

Chris L. Talley                6,125       $ 31,250        3,875        11,000       $   16,594    $ 20,531

Larry E. Thomas                9,200       $150,675       10,500         5,000       $   88,344    $ 17,031
-------------------------------------------------------------------------------------------------------------

PENSION PLAN

     The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under the Company's qualified defined benefit pension plan, based on compensation that is covered by such plan and years of service with the Company or its subsidiaries. The participant's covered compensation under the pension plan is his/her average base salary as represented in the Summary Compensation Table.

                             AVERAGE ANNUAL COMPENSATION
YEARS OF ---------------------------------------------------------------------
SERVICE     $70,000     $90,000     $110,000     $130,000     $160,000 OR MORE
------------------------------------------------------------------------------
10          10,577      14,177       17,777       21,377            26,777

20          21,853      29,253       36,653       44,053            55,153

30          33,130      44,330       55,530       66,730            83,530

40          43,143      57,493       71,843       86,193           107,718
------------------------------------------------------------------------------


     All employees of the Company (and its subsidiaries) are eligible to participate in the Company's tax-qualified defined benefit pension plan known as the ANB Corporation Employees' Pension Plan (the "Pension Plan") on the January 1 or July 1 coincident with or next following the employee's attainment of age 21 and completion of one year of eligibility service (1,000 hours of employment as defined). The Pension Plan is funded entirely by Company contributions, as determined by an actuary, sufficient to provide benefits thereunder. The Pension Plan provides for a normal retirement benefit upon attainment of age 65. The standard form of benefit under the Pension Plan is a monthly pension for the participant's life based on the participant's five-year average salary (as defined), his benefit service with the Company (as defined) and his covered compensation (as defined). The standard retirement benefit for married participants is payable in the form of a qualified joint and 50% survivor annuity in an amount actuarially equivalent to the standard form of benefit. Participants may also, with spousal consent, elect an actuarially equivalent optional form of payment as follows: a life annuity; a joint and 50%, 66-2/3% or 100% survivor annuity; or a life annuity with 120 or 240 minimum guaranteed monthly payments. Benefit amounts are not subject to deduction for Social Security. The following table provides certain information with respect to Messrs. Schrecongost, Gassen, Sehnert, Talley and Thomas.


                           YEARS OF BENEFIT SERVICE   ESTIMATED ANNUAL BENEFITS
NAME                       AT NORMAL RETIREMENT AGE         UPON RETIREMENT
-------------------------------------------------------------------------------
James R. Schrecongost                39.66                      $105,573

Jerome J. Gassen                     18.17                      $ 38,034

Paul L. Sehnert, Jr                  29.95                      $ 71,931

Chris L. Talley                      17.00                      $ 28,216

Larry E. Thomas                      46.33                      $ 63,501
-------------------------------------------------------------------------------


SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     In addition to the Pension Plan and the Savings Plan, each of which is intended to meet the requirements applicable to a "qualified plan" under Section 401(a) of the Internal Revenue Code, as amended (the "Code"), the Company also maintains the ANB Corporation Supplemental Executive Retirement Plan ("Supplemental Plan"). Because Section 415 of the Code limits the maximum amount of benefits that may be paid from or contributed to a qualified plan and Section 401(a)(17) of the Code limits to $160,000 the amount of compensation received by an employee that may be taken into account under a qualified plan, the Supplemental Plan was adopted by the Company, effective January 1, 1994, for certain employees adversely affected by these provisions of the Code. The Supplemental Plan is designed to provide benefits that (i) would be accrued by a participant but may not be paid under the Pension Plan or the Savings Plan because of the limitations imposed by Code Section 415 and (ii) would have accrued under the Pension Plan and/or the Savings Plan but for the limitation of Code Section 401(a)(17).

     Mr. Schrecongost is currently the only employee eligible to participate in the Supplemental Plan. The estimated annual net benefit for Mr. Schrecongost is as follows: 39.66 years of benefit service at normal retirement age with estimated annual benefits upon retirement of $47,611.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

     Messrs. Schrecongost, Gassen, Sehnert, Talley and Thomas have each entered into an agreement with the Company which provides severance protection under certain circumstances following a change in control of the Company. Under this agreement, if, following a change in control, the executive is terminated from employment other than for death, disability, retirement or cause, or he terminates his employment for unreasonable changes made in his employment relationship, he is entitled to receive an amount in cash equal to two hundred ninety-nine percent (299%) of the "base amount" as defined under Section 280G of the Internal Revenue Code, payable in equal installments over a period of 36 months. The executive is also entitled, under certain circumstances, to continue to participate in the life, health, accident and disability plans of the Company or to receive equivalent benefits of such participation, at no cost to the executive, until the third anniversary of the date of termination. Unexercised options are also exercisable at any time during the 30-day period following the day on which a change in control (as defined in the respective stock option plans of the Company) occurs.



COMPARATIVE PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's Common Stock over the last five fiscal years with the returns of the CRSP Total Return Index for the NASDAQ Stock Market (US) and the CRSP Total Return Index for the NASDAQ Bank Stocks.

                              [GRAPH APPEARS HERE]

INDEX             1993     1994      1995      1996      1997      1998
------------------------------------------------------------------------
COMPANY            100     93.58    126.95    166.19    223.73    210.13

NASDAQ Market      100     97.75    138.26    170.02    208.58    293.21

NASDAQ Banks       100     99.64    148.38    195.91    328.02    324.90


     The graph assumes $100 was invested on December 31, 1993 in the Company's Common Stock, and in each of the two indexes shown, and the reinvestment of all dividends.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Proposals submitted by shareholders and to be presented at the next Annual Meeting, currently scheduled to be held in April 2000 must be received by the Company at its principal office for inclusion in the Proxy Statement and form of proxy relating to that meeting no later than November 26, 1999. Any such proposals should be sent to the attention of the Secretary of the Company, 120 West Charles Street, Muncie, Indiana 47305.



                            INDEPENDENT ACCOUNTANTS

     The Board of Directors appointed Olive LLP, Certified Public Accountants, as independent accountants to audit the books, records and accounts of the Company for 1998. Representatives of Olive LLP are expected to be in attendance at the annual meeting and will be provided an opportunity to make a statement should they desire to do so and to respond to appropriate inquiries from the shareholders. Olive LLP have been independent accountants for the Corporation since 1984. The Board of Directors anticipates it will appoint Olive LLP to audit the books, records, and accounts of the Company for 1999 in April 1999.



                                 ANNUAL REPORT

     UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH SHAREHOLDER, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WHICH WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1998. ADDRESS ALL REQUESTS TO:

                                 JAMES W. CONVY, SECRETARY
                                 ANB CORPORATION
                                 120 WEST CHARLES STREET
                                 MUNCIE, INDIANA 47305



                                 OTHER MATTERS

     The Board of Directors of the Company does not know of any matters for action by shareholders at such Annual Meeting other than the matters described in the notice. However, the enclosed proxy will confer discretionary authority with respect to matters which were not known to the Board of Directors at least 45 days before the date this Proxy Statement and Form of Proxy were first sent or given to shareholders and which may properly come before the meeting. It is the intention of the person named in the proxy to vote pursuant to the proxy with respect to such matters in accordance with his best judgement.

     It is important that proxies be returned promptly. SHAREHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND IN PERSON, ARE REQUESTED TO RETURN THEIR PROXIES IN ORDER THAT A QUORUM MAY BE ASSURED. Return may be made in the enclosed envelope, to which no postage need be affixed.

                                 REVOCABLE PROXY
                           SOLICITED ON BEHALF OF THE
                      BOARD OF DIRECTORS OF ANB CORPORATION

     PLEASE MARK VOTES
/X/  AS IN THIS EXAMPLE

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 27, 1999

     The Annual Meeting of Shareholders of ANB Corporation (Cusip: 001926104) will be held at the Horizon Convention Center, 401 South High Street, Muncie, Indiana on April 27, 1999 at 4:00 p.m., local time for the following purposes:

     (1) To elect three Directors to serve terms which will expire in 2002; and

     (2) To transact any other business as may properly come before the meeting.

     Only holders of Common Stock of record at the close of business on March 12, 1999 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.





Please be sure to sign and date
this Proxy in the box below.            Date
-----------------------------------------------------------------------------


Stockholder sign above                  Co-holder (if any) sign above
-----------------------------------------------------------------------------


     The undersigned hereby appoints Jerry L. Bland as Proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated below, all shares of common stock of ANB Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders, or any adjournment thereof, on the following matters:

                                       For        With-       For All
1. Election of Directors                          hold        Except
                                       / /         / /          / /
   Nominees:

   Madelyn K. Ferris          R. David Hoover           Donald A. Ross

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.


-----------------------------------------------------------------------------
2. On such other matters as may properly come before the meeting.

     Please sign exactly as your name appears on this card. All owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

     THIS PROXY WHEN PROPERLY EXECUTIED WILL BE VOTED AS DIRECTED OR IF NO DIRECTION IS INDICATED WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1.



  Detach above card, sign, date and mail in postage paid envelope provided.


                                ANB CORPORATION
                                Muncie, Indiana


                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY